Exhibit 99.1

Shimmick Corporation Announces First Quarter 2024 Results

Irvine, CA, May 13, 2024 – Shimmick Corp. (NASDAQ: SHIM), a leading water infrastructure company, today announced financial results for the first quarter ended March 29, 2024.

First Quarter 2024 and Recent Highlights

•
Reported revenue of $120 million, which includes $90 million of Shimmick Projects revenue
•
Reported a net loss of $33 million with an Adjusted EBITDA loss of $24 million
•
Continue to work down legacy backlog with revenue of $23 million, a decline from $56 million last year with a negative gross margin of $11 million, reflecting increases in the estimated cost to complete and ongoing legal costs
•
Announced the sale of the assets related to non-core foundation drilling projects and an equipment yard that will raise approximately $39 million and reduce future capital expenditures
•
Backlog is over $1.0 billion as of March 29, 2024, with 83% being Shimmick Projects
•
Won several jobs in quarter including new ozonation water project and drainage system for over 10,000 acres.

Shimmick will announce it expects to delay the filing of its Quarterly Report on Form 10-Q as a result of, among other things, on-going negotiations with MidCap regarding compliance with certain covenants under the Revolving Credit Facility. See “MidCap Credit Facility and Delay in 10-Q Filing” below.

“Our first quarter results were adversely impacted by the timing of projects starts and delays and additional costs associated with the legacy loss projects,” said Steve Richards, Chief Executive Officer of Shimmick. “While we still have work to do, we are making progress in simplifying and evolving the business as evident by recent actions taken to sell non-core assets and continue to wind down our existing Legacy Projects, which weighed on gross margins this quarter. These activities will position us well for a more focused water business with better growth and profitability in the future."

A summary of our results is included in the table below:

	Three Months Ended
(In millions, except per share data)	March 29, 2024	March 31, 2023	Change
Revenue	$120	$164	$(44)
Gross margin	(16)	6	(22)
Net loss attributable to Shimmick Corporation	(33)	(9)	(24)
Adjusted net loss	(29)	(5)	(24)
Adjusted EBITDA	(24)	(1)	(23)
Diluted loss per common share attributable to Shimmick Corporation	(1.30)	(0.43)	(0.87)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(1.15)	$(0.24)	$(0.91)

The following table presents revenue and gross margin data for the first quarter ended March 29, 2024 compared to the first quarter ended March 31, 2023:

(In millions, except percentage data)	Shimmick Projects(1)	Foundations Projects(2)	Legacy Projects(3)	Consolidated Total
First Quarter 2024
Revenue	$90	$7	$23	$120
Gross margin	(1)	(4)	(11)	(16)
Gross margin (%)	(1)%	(57)%	(48)%	(13)%
First Quarter 2023
Revenue	$88	$20	$56	$164
Gross margin	5	2	(1)	6
Gross margin (%)	6%	10%	(2)%	4%

(1) Shimmick Projects are those projects started after the AECOM Sale Transactions that have focused on water infrastructure and other critical infrastructure.

(2) The Company has entered into an agreement to sell the assets of a non-core foundation projects in the second quarter of 2024 and will be winding down any remaining work during the year. As the revenue will decline during the year, the Company will be reporting revenue and gross margin related to the projects separately for 2024 ("Foundations Projects").

(3) Legacy Projects are those projects assumed as part of the AECOM Sale Transactions, that were started under AECOM ownership.

Shimmick Projects

Projects started after the AECOM Sale Transactions ("Shimmick Projects") have focused on water infrastructure and other critical infrastructure. Revenue recognized on Shimmick Projects was $90 million and $88 million for the three months ended March 29, 2024 and March 31, 2023, respectively. The $2 million increase in revenue was primarily the result of new jobs and jobs ramping up.

Gross margin recognized on Shimmick Projects was $(1) million and $5 million for the three months ended March 29, 2024 and March 31, 2023, respectively. The decline in the gross margin was primarily the result of jobs winding down and costs tied to pending change orders.

Foundations Projects

The Company has entered into an agreement to sell the assets of our non-core foundation projects in the second quarter of 2024 and will be winding down any remaining work during the year. As the revenue will decline during the year, the Company will be reporting revenue related to these projects separately for 2024 ("Foundations Projects"). Revenue recognized on Foundations Projects was $7 million and $20 million for the three months ended March 29, 2024 and March 31, 2023, respectively. The $13 million decline in revenue was the result of timing of multiple jobs winding down.

Gross margin recognized on Foundations Projects was $(4) million and $2 million for the three months ended March 29, 2024 and March 31, 2023, respectively. The decline in the gross margin was the result of cost overruns on subcontract jobs and timing of jobs winding down.

Legacy Projects

As part of the AECOM Sale Transactions, we assumed the Legacy Projects and backlog that were started under AECOM. Legacy Projects revenue was $23 million, a decline of $33 million as the Company works to complete these projects. Gross margin was $(11) million, a decrease of $11 million as compared to the three months ended March 31, 2023, primarily as a result of projects winding down and additional cost overruns on a subset of these projects ("Legacy Loss Projects") that have experienced significant cost overruns due to the COVID pandemic, design issues and other factors.

In the Legacy Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Legacy Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these projects. Revenue recognized on these Legacy Loss Projects was $15 million and $27 million for the three months ended March 29, 2024 and March 31, 2023, respectively. Gross margin recognized on these Legacy Loss Projects was $(11) million and $(1) million for the three months ended March 29, 2024 and March 31, 2023, respectively, as a result of an additional increases in the cost to complete as well as additional legal fees to pursue contract modifications and recoveries.

Selling, general and administrative expenses

Selling, general and administrative expenses remained flat period over period.

Equity in earnings (loss) of unconsolidated joint ventures

Equity in earnings (loss) of unconsolidated joint ventures increased $1 million primarily due to improved equity in earnings pickup on projects winding down and nearing completion.

(Loss) gain on sale of assets

(Loss) gain on sale of assets decreased by $2 million primarily due to a one-time gain on sale of an office building for $2 million during the three months ended March 31, 2023 that did not reoccur during the three months ended March 29, 2024.

Other expense, net

Other expense, net increased by $1 million primarily due to interest expense on the Revolving Credit Facility during the three months ended March 29, 2024 which was not entered into until March 27, 2023.

Income tax expense

Income tax expense was flat period over period. Due to an expected tax loss for fiscal year ending 2024, no taxable income or tax expense is anticipated for 2024, and no taxable income was recorded for the prior year three months ended, March 31, 2023.

Net loss

Net loss increased by $24 million to a net loss of $33 million for the three months ended March 29, 2024, primarily due to the decrease in gross margin of $22 million as described above and a $2 million decrease in gain on sale of assets as described above.

Diluted loss per common share was $1.30 for the three months ended March 29, 2024, compared to diluted loss per common share of $0.43 for the same period in 2023.

Adjusted net loss was $29 million for the three months ended March 29, 2024, compared to a net loss of $5 million for the same period in 2023.

Adjusted diluted loss per common share was $(1.15) for the three months ended March 29, 2024, compared to $(0.24) for the same period in 2023.

Adjusted EBITDA was $(24) million for the three months ended March 29, 2024, compared to $(1) million for the same period in 2023.

Backlog as of the first quarter ended was $1.0 billion as of March 29, 2024.

Fiscal Year 2024 Guidance

For the full fiscal year ending December 27, 2024, we reaffirm:

•
After excluding Foundations Projects revenue of $64 million for the fiscal year ending December 29, 2023, Shimmick Projects revenue to grow 7 to 13 percent with gross margin between 7 to 13 percent, trending toward the lower end of the range for gross margin
•
Legacy Projects revenue to decrease by 45 to 55 percent with negative gross margin of 5 to 10 percent, trending toward the lower end of the range (negative 10 percent) for gross margin due to additional costs recorded in the quarter for a Legacy Loss Project related to pending change orders and other cost overruns

The guidance assumes we are able to obtain a waiver from MidCap on the Revolving Credit Facility.

“The guidance continues to reflect our execution on our strategy, our robust pipeline, the improving quality of our backlog, and our continued operational execution as well as our efforts to work off our remaining Foundations Projects and Legacy Projects. We believe that our results will be back-half weighted in 2024 with further strong momentum for growth in 2025,” said Devin Nordhagen, Chief Financial Officer of Shimmick.

Sales of non-core Assets

The Company has entered into an agreement to sell the assets related to its foundation drilling business for total consideration of $17.5 million, consisting of $15 million in cash and a $2.5 million promissory note. The Company will continue working on certain existing foundation projects, which are largely expected to be completed by the end of the year.

In addition, the Company has entered into a non-binding letter of intent for the sale-leaseback of its equipment yard in Tracy, California. The transaction contemplates the sale of the equipment yard for approximately $22 million, along with a five-year lease for Shimmick to continue using the property.

The Company expects both transactions to close in the second quarter of fiscal 2024.

MidCap Credit Facility and Delay in 10-Q Filing

As a result of the Company’s results for the quarter ended March 29, 2024, the Company is no longer in compliance with the leverage covenant set forth in its Revolving Credit Facility with MidCap (the “Default”). As a result of the Default, the lender has the right to declare all amounts outstanding immediately due and payable and terminate all commitments to extend further credit under the Revolving Credit Facility. As of March 29, 2024, there was approximately $32 million outstanding under the Revolving Credit Facility. To date, MidCap has not exercised its right to accelerate repayment of the outstanding borrowings, and the Company is in the process of negotiating a waiver and amendment with MidCap, as well as pursuing alternative financing arrangements with other potential lenders. In addition, as noted above, the Company intends to repay its borrowings under the Revolving Credit Facility with the proceeds of the proposed asset sales discussed.

As a result of these ongoing negotiations and pursuant of other alternatives to address the Default, the Company does not expect to file its Quarterly Report on Form 10-Q within the prescribed deadline. Accordingly, the Company intends to file an extension on Form 12b-25 with the Securities and Exchange Commission. While the Company’s first quarter results, which are based on currently available information, are subject to revision as management completes its internal review, the Company does not expect the waiver to result in changes to the first quarter 2024 results. The Company’s independent registered public accounting firm has also not finalized its review of the first quarter 2024 results.

If the Company is unable to obtain a waiver or new financing arrangement or the lender exercises its right to accelerate repayment, it may impact the Company’s ability to continue as a going concern. In addition, if MidCap exercises its right to accelerate repayment and the Company is unable to repay those amounts, the Company could be forced to curtail its operations, reorganize its capital structure (including through bankruptcy proceedings) or liquidate some or all of its assets in a manner that could adversely impact our business.

Conference Call and Webcast Information

Shimmick will host an investor conference call Monday, May 13th, at 5 pm EST. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing (877)-869-3847, or for international callers, (201)-689-8261. A replay will be available two hours after the call and can be accessed by dialing (877)-660-6853, or for international callers, (201)-612-7415. The passcode for the live call and the replay is 13746225. The replay will be available until 11:59 p.m. (ET) on May 30, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by visiting the Investors section of the Company’s website at www.shimmick.com. The online replay will be available for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is a leading provider of water infrastructure solutions nationwide. Shimmick has a long history of working on complex water projects, ranging from the world’s largest wastewater recycling and purification system in California to the iconic Hoover Dam. According to Engineering News Record, in 2023, Shimmick was nationally ranked as a top ten builder of water supply (#6), dams and reservoirs (#7), and water treatment and desalination plants (#7). Shimmick is led by industry veterans, many with over 20 years of experience, and works closely with its customers to deliver complete solutions, including long-term operations and maintenance.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss and EBITDA; our growth prospects; our expectations regarding profitability; our expectations regarding the proposed sale of the assets related to non-core foundation drilling projects and other non-core assets; our expectations regarding negotiations with MidCap, ability to obtain a waiver, expectations regarding acceleration of borrowings and the corresponding impact on the timing of our Quarterly Report on 10-Q; our continued successful adjustment to becoming a public company following our initial public offering; our expectations regarding successful partnerships with our new investors; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our limited operating history as an independent company following our separation from AECOM; our inability to obtain bonding; disputes with our prior owner, AECOM, and requirements to make future payments to AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contact backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and health emergencies; commodity products price fluctuations and rising inflation and/or interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza Strip and the conflict in the Red Sea Region; our ability to timely file reports with the Securities and Exchange Commission; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 29, 2023 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that following in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss Attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss Attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a legacy loss project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	March 29,	December 29,
	2024	2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$27,327	$62,939
Restricted cash	912	971
Accounts receivable, net	49,700	54,178
Contract assets, current	136,031	125,943
Prepaids and other current assets	11,695	13,427

TOTAL CURRENT ASSETS	225,665	257,458

Property, plant and equipment, net	47,094	46,373
Intangible assets, net	8,600	9,244
Contract assets, non-current	46,703	48,316
Lease right-of-use assets	23,351	23,855
Investment in unconsolidated joint ventures	23,731	21,283
Deferred tax assets	-	17,252
Other assets	2,849	2,871

TOTAL ASSETS	$377,993	$426,652

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$77,683	$81,589
Contract liabilities, current	110,204	115,785
Accrued salaries, wages and benefits	30,287	26,911
Accrued expenses	33,405	33,897
Other current liabilities	18,173	13,071

TOTAL CURRENT LIABILITIES	269,752	271,253

Long-term debt, net	31,489	29,627
Lease liabilities, non-current	14,855	15,045
Contract liabilities, non-current	2,704	3,215
Contingent consideration	15,725	15,488
Deferred tax liabilities	-	17,252
Other liabilities	5,350	4,282

TOTAL LIABILITIES	339,875	356,162

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized as of March 29, 2024 and December 29, 2023; 25,738,857 and 25,493,877 shares issued and outstanding as of March 29, 2024 and December 29, 2023, respectively	257	255
Additional paid-in-capital	25,578	24,445
Retained earnings	13,204	46,537
Non-controlling interests	(921)	(747)

TOTAL STOCKHOLDERS' EQUITY	38,118	70,490

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$377,993	$426,652

Shimmick Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 29,	March 31,
	2024	2023
Revenue	$120,043	$164,108
Cost of revenue	135,903	157,886
Gross margin	(15,860)	6,222
Selling, general and administrative expenses	15,524	15,558
Amortization of intangibles	644	658
Total operating expenses	16,168	16,216
Equity in earnings (loss) of unconsolidated joint ventures	263	(541)
(Loss) gain on sale of assets	(26)	1,540
Loss from operations	(31,791)	(8,995)
Other expense, net	1,543	338
Net loss before income tax	(33,334)	(9,333)
Income tax expense	—	—
Net loss	(33,334)	(9,333)
Net (loss) income attributable to non-controlling interests	(1)	4
Net loss attributable to Shimmick Corporation	$(33,333)	$(9,337)
Net loss attributable to Shimmick Corporation per common share
Basic	$(1.30)	$(0.43)
Diluted	$(1.30)	$(0.43)

Shimmick Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended
	March 29,	March 31,
	2024	2023

Cash Flows From Operating Activities
Net loss	$(33,334)	$(9,333)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	998	528
Depreciation and amortization	4,410	4,165
Equity in (earnings) loss of unconsolidated joint ventures	(263)	541
Return on investment in unconsolidated joint ventures	284	5,762
Loss (gain) on sale of assets	26	(1,877)
Other	279	270
Changes in operating assets and liabilities:
Accounts receivable, net	4,478	(8,511)
Contract assets	(8,475)	(6,902)
Accounts payable	(8,901)	9,919
Contract liabilities	(5,579)	(9,703)
Accrued expenses	(492)	(21,070)
Accrued salaries, wages and benefits	3,376	5,264
Other assets and liabilities	8,205	4,797
Net cash used in operating activities	(34,988)	(26,150)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(4,620)	(2,470)
Proceeds from sale of assets	199	377
Unconsolidated joint venture equity contributions	(2,980)	(1,550)
Return of investment in unconsolidated joint ventures	-	1,535
Net cash used in investing activities	(7,401)	(2,108)
Cash Flows From Financing Activities
Net borrowings on revolving credit facility	1,835	22,808
Other	4,883	(77)
Net cash provided by financing activities	6,718	22,731
Net decrease in cash, cash equivalents and restricted cash	(35,671)	(5,527)
Cash, cash equivalents and restricted cash, beginning of period	63,910	82,085
Cash, cash equivalents and restricted cash, end of period	$28,239	$76,558
Reconciliation of cash, cash equivalents and restricted cash to the
Condensed Consolidated Balance Sheets
Cash and cash equivalents	27,327	72,145
Restricted cash	912	4,415
Total cash, cash equivalents and restricted cash	$28,239	$76,560

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net loss and Adjusted Diluted Earnings Per Common Share

Adjusted net loss represents net loss attributable to Shimmick Corporation adjusted to eliminate changes in fair value of contingent consideration, transaction-related costs, stock-based compensation, and legal fees and other costs for a Legacy Loss Project.

We have included Adjusted net loss in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating adjusted net loss can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net loss provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net loss as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net loss does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net loss does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net loss or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net loss alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended
	March 29,	March 31,
(In thousands)	2024	2023
Net loss attributable to Shimmick Corporation	$(33,333)	$(9,337)
Changes in fair value of contingent consideration	$237	$220
Transaction-related costs	$-	$809
Stock-based compensation	$998	$528
Legal fees and other costs for a Legacy Loss Project (1)	$2,731	$2,510
Adjusted net loss	$(29,367)	$(5,270)
Adjusted net loss attributable to Shimmick Corporation per common share
Basic	$(1.15)	$(0.24)
Diluted	$(1.15)	$(0.24)

(1) Consists of legal fees and other costs incurred in connection with claims relating to a Legacy Loss Project.

Adjusted EBITDA

Adjusted EBITDA represents our net loss attributable to Shimmick Corporation before interest expense, income tax expense and depreciation and amortization, adjusted to eliminate changes in fair value of contingent consideration, transaction-related costs, stock-based compensation, and legal fees and other costs for a Legacy Loss Project.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,

•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended
	March 29,	March 31,
(In thousands)	2024	2023
Net loss attributable to Shimmick Corporation	$(33,333)	$(9,337)
Depreciation and amortization	4,410	4,165
Interest expense	897	32
Income tax expense	-	-
Changes in fair value of contingent consideration	237	220
Transaction-related costs	-	809
Stock-based compensation	998	528
Legal fees and other costs for a Legacy Loss Project (1)	2,731	2,510
Adjusted EBITDA	$(24,060)	$(1,073)

(1) Consists of legal fees and other costs incurred in connection with claims relating to a Legacy Loss Project.